Exhibit 99.1

Unum Therapeutics Presents Preliminary Results from Ongoing Phase 1 Study ATTCK-17-01 at the 2018 ASH Annual Meeting

CAMBRIDGE, MA, December 1, 2018 – Unum Therapeutics Inc. (NASDAQ: UMRX), today announced preliminary results from the ongoing Phase 1 ATTCK-17-01 study, testing ACTR087 in combination with SEA-BCMA in patients with relapsed/refractory multiple myeloma (r/r MM) at the American Society of Hematology (ASH) meeting in San Diego, CA.

First-in-human dosing of single agent SEA-BCMA, and of ACTR087 in combination with SEA-BCMA, in the ATTCK-17-01 multi-center, open-label Phase 1 dose-escalation study was well-tolerated, with no dose-limiting toxicities (DLTs) in the first three cohorts. Following infusion, ACTR+ T cells were detectable in these patients and demonstrated expansion post infusion. Furthermore, early disease assessments suggest combination activity of SEA-BCMA with ACTR087. These data support continued dose escalation of ACTR087 and SEA-BCMA in the trial.

“We are pleased with the early data we have observed showing biomarker evidence of antibody-dependent ACTR T cell activation at the lowest doses of SEA-BCMA,” said Michael Vasconcelles, Chief Medical Officer of Unum. “Combining ACTR087 with a novel antibody like SEA-BCMA brings together multiple anti-myeloma mechanisms of action that are unique to this combination. Furthermore, this approach provides us the ability to adjust the doses of both the antibody and ACTR087, to optimize the therapeutic index of the combination. We are excited about the potential to develop a meaningful combination for patients with relapsed or refractory myeloma. We look forward to continued dose escalation of the combination in ATTCK-17-01 to further assess its safety and anti-myeloma activity.”

The majority of subjects, including at the lowest SEA-BCMA dose levels, demonstrated increasing serum and urine M protein levels during SEA-BCMA single-agent dosing that stabilized or decreased following ACTR087 administration, suggesting combination activity of ACTR087+SEA-BCMA. Subjects exhibited early increases in interferon gamma following ACTR087 administration, and additional elevations following subsequent SEA-BCMA administrations, suggestive of antibody-dependent T cell activation. SEA-BCMA was well-tolerated with no serious adverse events related to SEA-BCMA reported. No DLTs after the SEA-BCMA single-agent dosing period or after the ACTR087 + SEA-BCMA combination were reported across all three cohorts. No severe events of cytokine release syndrome (CRS) or severe neurological events were reported.

About the ATTCK-17-01 Trial

ACTR087 used in combination with SEA-BCMA is being tested in ATTCK-17-01, a Phase I, multi-center, open-label clinical trial designed to test the safety, tolerability, and anti-myeloma activity in patients with r/r MM, currently in the dose escalation phase. Primary study objectives are to characterize the safety of ACTR087 in combination with SEA-BCMA and to determine the recommended Phase 2 dose. Secondary study objectives include assessment of the anti-myeloma activity of the combination, ACTR T cell expansion and persistence, cytokine and SEA-BCMA pharmacokinetics. Immediately following leukapheresis, patients may begin to receive SEA-BCMA as a single agent. Following lymphodepleting chemotherapy, a single ACTR087 infusion is administered. This is the first clinical trial conducted under the Company’s strategic collaboration with Seattle Genetics.

About ACTR087 in combination with SEA-BCMA

ACTR087 is a 4-1BB-containing receptor that also has been evaluated in combination with rituximab in adult patients with relapsed or refractory non-Hodgkin lymphoma (r/r NHL). SEA-BCMA is a novel humanized non-fucosylated antibody that targets the antigen BCMA, developed by Seattle Genetics using the Company’s sugar-engineered antibody (SEA) technology. BCMA is expressed on normal plasma cells, some mature B cells, and at comparatively elevated levels on malignant multiple myeloma cells but is absent from other normal tissues. SEA-BCMA is engineered to enhance its binding to ACTR087, providing additional rationale for this novel-novel combination.

About Unum Therapeutics

Unum Therapeutics is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel immunotherapy products designed to harness the power of a patient’s immune system to cure cancer. Unum’s novel proprietary technologies include Antibody-Coupled T cell Receptor (ACTR), a universal, engineered cell therapy intended to be used in combination with a wide range of tumor-specific antibodies to target different tumor types, and Bolt-On Chimeric Receptor (BOXR), an approach for improving T cell functionality to enable solid tumor cancer applications. Unum has three product candidates currently in Phase I clinical testing, including: ACTR707 used in combination with rituximab, an anti-CD20 antibody, in adult patients with relapsed or refractory non-Hodgkin lymphoma (r/r NHL); ACTR087 used in combination with the novel antibody SEA-BCMA in adult patients with relapsed or refractory multiple myeloma; and ACTR707 used in combination with trastuzumab, an anti-human epidermal growth factor receptor 2 (HER2) antibody, in adult patients with HER2+ advanced cancer.

The Company is headquartered in Cambridge, MA.

Forward looking Statements

This press release contains forward-looking statements. Statements in this press release about our future expectations, plans and prospects, our long-term growth and our ability to achieve our strategy, the design of our clinical trials, including ATTCK-17-01, the anticipated timing and outcomes of our clinical trials, the development of our product candidates, including the three lead ACTR product candidates, the results of our clinical trials, including ATTCK-17-01, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the accuracy of our estimates regarding expenses, future revenues, capital requirements, and the need for additional financing, the success, cost and timing of our product development activities and clinical trials, our ability to obtain and maintain regulatory approval for our product candidates, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Investor Contact:

Stephanie Ascher, 212-362-1200

stephanie@sternir.com

Media Contact:

Paul Kidwell, 617-680-1088

paul.kidwell@unumrx.com